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                                                                Exhibit(d)(4)(e)

                                                 (WELLINGTON MANAGEMENT(R) LOGO)

WELLINGTON MANAGEMENT COMPANY, LLP                     75 State Street
                                                       Boston
March 1, 2007                                          Massachusetts 02109
                                                       Telephone: (617) 951-5000

MEMBERS Capital Advisors, Inc.
Attention: David P. Marks, President
5910 Mineral Point Road
Madison, Wisconsin 53705

Re: Ultra Series Fund Investment Sub-Advisory Agreement - Mid Cap Value Fund

This letter will serve to amend the Investment Sub-Advisory Agreement dated May 1, 2000, (the "Sub-Advisory Agreement") by and between Wellington Management Company, LLP and MEMBERS Capital Advisors, Inc.

Section 8 of the agreement is amended to add the following paragraph as the second paragraph under this item.

The Sub-Advisor is authorized to engage any of its affiliates to provide the Sub-Advisor with investment management or advisory and related services with respect to the Sub-Advisor's performance of its obligations under this Agreement. The Sub-Advisor shall remain liable to the Advisor for performance of the Sub-Advisor's obligations under this Agreement, and for the acts and omissions of such affiliates, and the Advisor shall not be responsible for any fees which any affiliate may charge to the Sub-Advisor in connection with such services.

All remaining terms and provisions of the Sub-Advisory Agreement shall remain in full force and effect.

If you agree to and accept the terms of this letter, please indicate by signing, dating and returning one of the enclosed copies of this letter to James Adelsheim. If you have any questions with respect to this letter please do not hesitate to contact Mr. Shea at (617) 790-7453.

Wellington Management Company, LLP      MEMBERS Mutual Funds


By: /s/ Pamela Dippel                   By: /s/ David P. Marks
    ---------------------------------       ------------------------------------
                                            David P. Marks, President

Date: 2/13/07                           Date: 3/13/07